Exhibit 19

INSIDER TRADING POLICY

It is against the policy of Star Group, L.P. and its direct and indirect subsidiaries (collectively “Star Group”) and applicable securities laws for any member of the Board of Directors of Kestrel Heat, LLC (the “Board”), or any officer or employee of Star Group (collectively “Employees”) or other person associated with Star Group or any of its Employees to trade in Star Group’s securities while possessing material, nonpublic information about Star Group. A violation of the laws against insider trading can lead to criminal prosecution resulting in prison terms of up to 20 years, and monetary penalties of $5,000,000 or more. A violation of Star Group’s policy will result in disciplinary action up to and including termination of employment.

Members of the Board (each, a “Director”) and Employees are prohibited from disclosing material, nonpublic information to anyone outside Star Group, unless they are specifically directed to do so by an authorized representative of Star Group in accordance with Star Group’s Information Disclosure Policy. It is important to maintain confidentiality of sensitive information to protect Star Group, and for Directors and Employees to protect themselves from potential personal liability. A person could be criminally and civilly liable for helping insider trading if they disclose inside information to another person and that person trades in Star Group’s securities on the basis of the inside information.

In the event that a Director or an Employee possesses material, nonpublic information, that individual should not trade in Star Group’s securities until the company has publicly announced the information by press release or similar means, and the information has been available to the public in accordance with Star Group’s Information Disclosure Policy.

SCOPE

This policy and related procedures apply to all Directors and Employees of Star Group, and is applicable to conduct that violates either Star Group’s policy or the securities laws with respect to insider trading.

OBJECTIVE & PURPOSE

The purpose of this memo is to provide an overview of the Securities and Exchange Commission’s (the “SEC”) insider trading perspective, and to establish an insider trading policy.

1. OVERVIEW

Star Group is the parent organization of both direct and indirect subsidiaries. Kestrel Heat LLC is the general partner of Star Group. Star Group’s common units are publicly traded on the New York Stock Exchange under the trading symbol “SGU”.

Because Star Group is a publicly traded entity, it must adhere to the strict regulations of the SEC, the governing body that oversees the integrity and fairness of the securities market. In this capacity the SEC is very sensitive to any activity that may undermine investor confidence, such as insider trading.

2. Insider trading is defined by the SEC as follows:

Insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped” and securities trading by those who misappropriate such information. Examples of insider trading cases that have been brought by the SEC are cases against: corporate officers, directors, and employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other “tippees” of such officers, directors, and employees, who traded the securities after receiving such information; employees of law, banking, brokerage and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

3. The SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading, and the SEC has imposed large penalties even when the disclosing person did not profit from the trading.

4. What is “Material Nonpublic” Information?

“Material” information is any information about Star Group or the market for Star Group’s securities, which would (1) likely affect the price of those securities, or (2) likely be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in Star Group’s securities.

“Nonpublic” information is that which has not been disclosed generally to the marketplace. As a rule, information about Star Group should be considered nonpublic unless one can point to some fact to show that it is generally available i.e., publication in a newspaper of general circulation or a communication to all security holders. Even after information concerning Star Group has been published, however, the company should allow a reasonable period of time for the information to be disseminated—at least 24 hours (in addition to the window periods discussed later)—before trading in Star Group’s securities.

While it is not possible to identify in advance all information that would be deemed material, the following are just a few examples: (i) financial results and earnings information; (ii) projections of future earnings or losses; (iii) news of a pending or proposed merger, acquisition or divestiture; (iv) major changes in senior management; (v) impending bankruptcy or financial liquidity problems; (vi) new investments or financings or developments regarding investments or financings; (vii) cybersecurity risks and incidents, including vulnerabilities and breaches; (viii) regulatory approvals or changes in regulations, including regulations regarding climate change, and any analysis of how they affect Star Group; (ix) changes in auditors; (x) repurchase plans; (xi) stock splits; (xii) new equity or debt offerings; (xiii) significant litigation exposure due to actual or threatened litigation; and (xiv) changes in dividend policy.

One type of information which is always material is data concerning the financial condition and performance of Star Group and its subsidiaries which is developed for reports to our unitholders, the investment community and others on a quarterly and annual basis, as well as interim financial information which is developed for internal reports.

5. Who can a Director or an Employee contact if he or she still has questions after reading this policy?

In the event a Director or an Employee has any questions about whether it is appropriate to make a purchase or sale of a Star Group security, it is recommended that the question be discussed in advance with a senior member of management (e.g., Chief Financial Officer or Chief Executive Officer) of Star Group.

SPECIFIC POLICY RESTRICTIONS AND REQUIREMENTS:

1. Trading on Material Nonpublic Information.

No Director or Employee of, or consultant or contractor to, Star Group, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of Star Group’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses material nonpublic information concerning Star Group, and ending at such time as such information either becomes generally available or is no longer material.

2. Pre-Notice on Purchase or Sale of Star Group Securities

No Director, person designated as an “executive officer” for purposes of Item 401 of SEC Regulation S-K (each, an “Executive Officer”) or any other officer holding the office of vice president of Star Group, including any of its subsidiaries, or higher office (each a “Pre-Notice Person”) shall make a purchase or sale of any of Star Group’s securities unless and until such person shall have given either the Chief Executive Officer or Chief Financial Officer written notice of such purchase or sale and shall have received written approval of such transaction from the Chief Executive Officer or Chief Financial Officer. If the Pre-Notice Person is the Chief Executive Officer, he shall have given the Chief Financial Officer written notice of such purchase or sale and shall have received written approval from the Chief Financial Officer. If the Pre-Notice Person is the Chief Financial Officer, he shall have given the Chief Executive Officer written notice of such purchase or sale and shall have received written approval from the Chief Executive Officer.

3. Tipping

No Pre-Notice Person or any other employee shall disclose (“tip”) material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in Star Group’s securities.

4. Confidentiality of Nonpublic Information

Nonpublic information relating to Star Group is the property of Star Group and the unauthorized disclosure of such information is forbidden. Nonpublic information includes information of a confidential nature concerning other persons with whom Star Group transacts or proposes to transact business. Please review Star Group’s Information Disclosure Policy for additional information and guidance regarding restrictions on the sharing of material, nonpublic information.

5. Trading in Securities of Other Companies

The same rule for trading in Star Group’s securities applies to trading in the securities of other companies. You may not trade in any company’s stock or other securities while in the possession of material nonpublic information obtained in the course of your Star Group employment, or disclose such information to others who might trade on it. Penalties for violation of the insider trading laws as it relates to other companies are just as severe as the penalties for trading in Star Group’s securities.

Inside information about other companies may come to your attention in many ways. In our work environment, such information may arise as part of Star Group’s due diligence of a company in preparation for a merger or acquisition. A “target” company may disclose inside information to Star Group as a prospective purchaser, which it otherwise would regard as highly confidential and proprietary. Customarily, such information is received pursuant to an agreement restricting use and disclosure thereof by Star Group and its employees. In addition, Star Group’s interest in acquiring the “target” company may, in and of itself, constitute material nonpublic information of Star Group.

6. Possible Disciplinary Actions

Employees who violate this policy shall be subject to disciplinary action by Star Group, which may include termination of employment.

GUIDELINES

1. Mandatory Trading Window and Black-Out Periods for Directors, Executive Officers and Certain Employees (identified on Attachment 1 hereto) Who May Be Deemed to Possess or Have Access to Material Non-Public Information concerning Star Group.

The period beginning one month before the end of each quarter and ending two trading days following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in Star Group’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that Directors, Executive Officers and certain other employees listed on Attachment 1 hereto (collectively, the “Covered Persons”) will, during that period, often possess, or have access to, material nonpublic information about the expected financial results for the quarter. This period is referred to as the trading “Black-Out Period.”

Accordingly, to ensure compliance with this policy and applicable federal and state securities laws, all Covered Persons shall refrain from conducting transactions involving the purchase or sale of Star Group’s securities other than during the “Trading Window.” The Trading Window commences on the third trading day following the date of public disclosure of the financial results for a particular fiscal quarter or year, and continues until the seventh (7th) day of the third month prior to the end of the next fiscal quarter. Note that in the absence of material nonpublic information, the first ten days of the Trading Window is often considered the safest period for trading in an organization’s securities.

The term trading day is defined as a day on which national stock exchanges are open for trading.

It should be noted, however, that even during the Trading Window, the policy on trading on material nonpublic information remains applicable. Also, trading in Star Group’s securities during the Trading Window should not be considered a safe harbor, and all Directors, officers, and other persons should use good judgment at all times. From time to time, the Chief Financial Officer or Chief Executive Officer of Star Group may also require that Covered Persons and other selected employees suspend trading because of developments known to Star Group and not yet disclosed to the public. In such event, such persons will be notified that they shall not engage in any transactions involving the purchase or sale of Star Group’s securities and should not disclose to others the facts of such suspension of trading.

The trading window and Black-Out Period trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that meet the following requirements:

(i) it has been reviewed and approved by the Chief Executive Officer or the Chief Financial Officer at least five (5) days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Chief Executive Officer or the Chief Financial Officer at least five (5) days in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For Directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(iv) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a Black-Out Period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Chief Executive Officer or the Chief Financial Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Chief Executive Officer or the Chief Financial Officer as described above.

Star Group will disclose in its Form 10-Q and/or Form 10-K the adoption, modification and/or termination of any 10b5-1 Plan adopted by its Directors or Executive Officers and the material terms (other than price) of such Plan.

2. Directors and Officers Reporting Obligations and Limitations on Short-Swing Transactions

Directors and certain officers of Star Group must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The practical effect of these provisions is that executive officers and Directors who purchase and sell Star Group’s securities within a six-month period must remit all profits to Star Group whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option nor the receipt of restricted units under an equity compensation plan approved by the Board are deemed a purchase under Section 16; however, the sale of any such units, including any units acquired upon exercise of a stock option or restricted stock grant is considered a sale under Section 16. Moreover, no officer or director may ever make a short sale of Star Group’s units.

3. Section 16 Reporting Requirements

Directors, certain officers, and every person who directly or indirectly is a beneficial owner of more than 10 percent of any class of Star Group’s publicly traded equity securities are subject to the reporting requirements of Section 16 of the Exchange Act. It is the responsibility of the person subject to the reporting requirements of Section 16 to submit the appropriate forms to the SEC along with a copy to Star Group. The forms must be submitted in electronic form pursuant to the SEC’s EDGAR reporting system.

The definition of “officer” for Section 16 purposes focuses on the nature of a person’s duties i.e. president, principal financial officer, accounting officers, vice president in-charge of a principal business unit or other policy making individual, rather than the person’s title. As a result, an officer of Star Group should consult with a senior member of Star Group Treasury Group in order to determine whether you are subject to Section 16 reporting requirements.

Form 3 - Initial Statement of Beneficial Ownership of Securities.

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Initial form to be filed when a person becomes subject to Section 16.
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Due within ten days of becoming subject to Section 16.
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The purpose of this form is to report holdings of Star Group’s stock or derivative securities.
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This form must be filed even if the reporting person does not hold any securities in Star Group, in which case the reporting person should state on the form that no securities are beneficially owned.

Form 4 - Statement of Changes in Beneficial Ownership.

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Reports transactions in Star Group’s units such as purchases and/or sales of units, and the acquisition of Star Group options or other derivative securities.
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Due within two business days following the date on which the transaction occurred.

Form 5 - Annual Statement of Changes in Beneficial Ownership.

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Reports exempt transactions not previously reported on a Form 4, and any transactions for which a required Form 3 or Form 4 was not filed during the past fiscal year. (Note that if a Form 3 or a Form 4 was required at an earlier date, the reporting on the Form 5 at the end of the fiscal year does not cure the delinquency.)
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Due within forty-five days after Star Group’s fiscal year.
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This form does not have to be filed, if the reporting person has no unreported transactions (either exempt transactions or actual purchases or sales).

The SEC requires that Star Group report in its Form 10-K the name of any insider who failed to file any required Form 3, Form 4 or Form 5 on a timely basis during its fiscal year, as well as the number of transactions that were not reported by each named person. The SEC’s detailed instructions to preparing Form 3, 4, and 5 in addition to the blank forms are available from the SEC itself or through its internet website (www.sec.gov click on “forms” at bottom of page).

4. Prohibited Transactions.

Covered Persons, including any person's spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in Star Group’s securities unless advance approval is obtained from the Chief Executive Officer or Chief Financial Officer:

(i) Short sales. Covered Persons may not sell Star Group’s securities short.

(ii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on Star Group’s securities;

(iii) Trading on margin or pledging. Covered Persons may not hold Star Group securities in a margin account or pledge Star Group securities as collateral for a loan; and

(iv) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Star Group securities.

Attachment 1 (Covered Persons)

Members of the Board of Directors

Chief Executive Officer

Chief Financial Officer

Chief Operating Officer

Chief Customer Officer

President

Executive Vice Presidents

Senior Vice Presidents

Vice Presidents

Directors

General Managers

Zone Controllers

Regional Sales Managers

All Employees (irrespective of title) who work out of Stamford, CT corporate headquarters